                                                                      EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING
AT PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR
THE QUARTER ENDED JUNE 30, 1996

                                                                                                            Quarter Ended
                                                                                                            June 30, 1996
                                                                                                            -------------

Net earnings (in thousands)                                                                                 $      24,370
                                                                                                            =============


Computation of weighted average
number of common shares outstanding      :
- -----------------------------------------

Issued:  61,998,233 shares

Weighted average common shares outstanding                                                                     61,944,866
Plus: Incremental shares applicable to stock options                                                              716,081
                                                                                                            -------------

Weighted average common shares & equivalents                                                                   62,660,947
                                                                                                            =============

Primary and fully diluted earnings per common share                                                         $         .39
                                                                                                            =============





                                     - 19 -